Exhibit 23(c)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of City Holding Company for the registration of 764,599 shares of its common stock and to the incorporation by reference therein of our reports dated March 15, 2012, with respect to the consolidated financial statements of City Holding Company, and the effectiveness of internal control over financial reporting of City Holding Company, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Charleston, West Virginia

October 16, 2012